SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 24, 2009
LEVI STRAUSS & CO.

(Exact name of registrant as specified in its charter)

DELAWARE	002-90139	94-0905160

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1155 BATTERY STREET
SAN FRANCISCO, CALIFORNIA 94111

(Address of principal executive offices, including zip code)
(415) 501-6000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 24, 2009, Levi Strauss & Co. (the “Company”) signed a Second Amendment to Lease (the “Second Amendment”) with Blue Jeans Equities West, a California general partnership, Innsbruck LP, a California limited partnership, and Plaza GB LP, a California limited partnership (collectively, “Landlord”) to amend the Lease dated July 31, 1979, as subsequently amended by various documents including that certain First Amendment and Memorandum of Understanding (Levi Strauss Building) dated as of January 1, 1998, (collectively, the “Lease”) for 354,797 square feet (“Premises”) of office space located at Levi’s Plaza, 1155 Battery Street, San Francisco, California. The Premises will continue to serve as the Company’s corporate headquarters.
The Second Amendment exercises an option to extend the term of the Lease granted to the Company in the original Lease, extending the term of the Lease which would have expired on December 31, 2012, to December 31, 2022. There are six remaining options to extend the Term. Under the terms of the Second Amendment, the total aggregate base rent for the Premises is approximately One Hundred Seventeen Million Dollars ($117,000,000), payable over the extended term. The Second Amendment also provides for certain relocation, expansion and rights of first offer, a tenant improvement allowance and a reallocation of certain maintenance and repair responsibilities and expenses from Landlord to the Company, as tenant, among other provisions.
The foregoing summary of the terms of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by this reference.
Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Second Amendment to Lease by and among the Company, Blue Jeans Equities West, a California general partnership, Innsbruck LP, a California limited partnership, and Plaza GB LP, a California limited partnership

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.
DATE: November 25, 2009	By:	/s/ Heidi L. Manes
		Name:	Heidi L. Manes
		Title:	Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description

10.1	Second Amendment to Lease by and among the Company, Blue Jeans Equities West, a California general partnership, Innsbruck LP, a California limited partnership, and Plaza GB LP, a California limited partnership